EXHIBIT 18.1
Letter Regarding Change in Accounting Principles
October 30, 2007
Board of Directors
Unifi, Inc.
7201 W. Friendly Avenue
Greensboro, North Carolina 27410
Dear Sirs:
Note 2 of Notes to the condensed consolidated financial statements of Unifi, Inc. included in its Form 10-Q for the three-month period ended September 23, 2007 describes a change in the method of accounting for the valuation of certain inventories from the last in, first out (LIFO) method to the first in, first out (FIFO) method. There are no authoritative criteria for determining a ‘preferable’ method of valuing inventories based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to June 24, 2007, and therefore we do not express any opinion on any financial statements of Unifi, Inc. subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP

41